Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

SOURCECORP, INCORPORATED,

CORPSOURCE HOLDINGS, LLC

and

CORPSOURCE MERGERSUB, INC.

Dated as of March 7, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 7, 2006, among SOURCECORP, Incorporated, a Delaware corporation (the “Company”), CorpSource Holdings, LLC, a Delaware limited liability company (“Purchaser”), and CorpSource MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Purchaser, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser and the stockholder of the Company set forth on the signature pages thereto are entering into an agreement, pursuant to which, among other things, such stockholder has agreed to vote in favor of the transactions contemplated by this Agreement; and

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.          The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects set forth in the DGCL.

1.2.          Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York at 9:00 A.M. on the third business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Purchaser may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Dallas, Texas.

1.3.          Effective Time. At the Closing, the Company and Purchaser will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.          The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

2.2.          The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.          Directors. The parties hereto shall take all actions necessary so that the Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Prior to the Closing, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time.

3.2.          Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.          Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the Purchaser, Merger Sub or their respective stockholders:

(a)           Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Purchaser or any direct or indirect Subsidiary (as defined in Section 5.1(a)) of Purchaser, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company except, in the case of clauses (i) and (ii), for any such Shares held on behalf of third parties, and (iii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for or lost appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”, and together with each Share referred to in clauses (i) and (ii) an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $25.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) shall thereafter represent only the right to receive, upon surrender of such Certificate and a letter of transmittal (subject, in each case, to Section 4.2(e)), the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

(b)           Cancellation of Shares. Each Excluded Share referred to in clause 4.1(a)(i) or 4.1(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.          Exchange of Certificates.

(a)           Paying Agent. Immediately after the Effective Time, Purchaser shall make available or cause to be made available to a paying agent selected by Purchaser with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), amounts sufficient to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration with respect to all issued and outstanding Shares pursuant to Section 4.1(a), exclusive of Shares to be cancelled pursuant to Section 4.1(b) (such cash being hereinafter referred to as the “Exchange Fund”). Any portion of the Exchange Fund deposited with the Paying Agent pursuant to this Section 4.2(a) to pay for

Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 of the DGCL. The Paying Agent agreement pursuant to which Purchaser shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Purchaser; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from any investment of the Exchange Fund as directed by Purchaser shall be solely for the account of the Purchaser or the Surviving Corporation and shall be paid promptly to Purchaser.

(b)           Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Purchaser and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Per Share Merger Consideration paid in accordance with the terms of this Article IV upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(c)           Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. Subject to, and in accordance with, Section 4.2(d), if, after the Effective Time, any Certificate is presented to the Surviving Corporation, Purchaser or the Paying Agent

for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration, subject to applicable Laws, (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws (as defined in Section 5.1(i)). If any Certificates shall not have been surrendered prior to the earlier of (i) six years after the Effective Time and (ii) the date immediately prior to such date as such amounts would otherwise escheat to or become property of any Governmental Entity, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e)           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)            Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder; provided, however, that if any such Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Dissenting Stockholder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Per Share Merger Consideration as provided in Section 4.2(a). The Company shall give Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing.

(g)           Withholding Rights. Each of Purchaser and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by the Surviving Corporation, Purchaser or Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Purchaser or the Surviving Corporation, as applicable, to the applicable Governmental Entity (as defined in Section 5.1(d)(i)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Company Awards, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

4.3.          Treatment of Stock Plans.

(a)           Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), whether vested or unvested, shall by virtue of the Merger and without any action on the part of the holder thereof, the Company, the Purchaser or Merger Sub, be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, from Purchaser or the Surviving Corporation, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment and without interest. Any Company Option with an exercise price per Share in excess of the Per Share Merger Consideration shall terminate and cease to be exercisable as of the Effective Time and no holder of any such Company Option shall be entitled to payment with respect to such termination.

(b)           Treatment of Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options, but including each outstanding warrant to purchase Shares (each, a “Company Award” and collectively, the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, from Purchaser or the Surviving Corporation, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable Taxes required to be withheld with respect to such payment and without interest. Any Company Award with an exercise price per Share in excess of the Per Share Merger Consideration shall terminate and cease to be exercisable as of the Effective Time and no holder of any such Company Award shall be entitled to payment with respect to such termination.

(c)           Corporate Actions. At or prior to the Effective Time, Purchaser and the Company shall cooperate in taking all commercially reasonable efforts necessary or advisable, including, without limitation, such actions by the Company’s Board of Directors and compensation committee which are required under the Stock Plans, to effectuate the provisions of Section 4.3(a) and 4.3(b) (without payment of any consent fees or cancellation fees to any holders of Company Options or Company Awards).

4.4.          Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this Section 4.4.

ARTICLE V

Representations and Warranties

5.1.          Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Purchaser by the Company (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Merger Sub as set forth in this Section 5.1. Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in all other sections of the Company Disclosure Letter to the extent the relevance of such disclosure or matter is reasonably apparent and shall qualify the representations and warranties contained in this Section 5.1.

(a)           Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or have such power or authority, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company and each of its material Subsidiaries are in compliance with the provisions of their respective certificate of incorporation, certificate of formation, by-laws or other governing documents, as applicable, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Purchaser a complete and correct copy of the certificates of incorporation and by-laws or equivalent organizational documents of the Company’s Subsidiaries, in each case, as amended to date. Attached as Exhibit B hereto is a true and correct copy of the Company’s certificate of incorporation and by-laws as currently in effect. Section 5.1(a) of the Company Disclosure Letter accurately and completely lists (i) each Subsidiary of the Company and the jurisdiction where the Company and its Subsidiaries are organized and qualified to do business; (ii) the authorized capital stock or share capital of each Subsidiary of the Company; and (iii) the number of issued and outstanding shares of capital stock or share capital of each Subsidiary of the Company and the record owner(s) thereof. The Company does not own, directly or indirectly, any material equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter.

The term ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. The term “Material Adverse Effect” (i) with respect to the Company or Purchaser means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries or Purchaser and its Subsidiaries, as the case may be, taken as a whole and (ii) with respect to the Purchaser only, also means a material adverse effect on Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement on a timely basis; provided, that none of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is reasonably likely to be a Company Material Adverse Effect:

(A)          changes in general economic or political conditions or the securities markets except to the extent that such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(B)           changes in Laws or interpretations thereof by any Governmental Entity or changes in accounting rules;

(C)           changes affecting generally the industries in which the Company or any of its Subsidiaries conduct business except to the extent that such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(D)          the announcement of the transactions contemplated by this Agreement or other communication by Purchaser or Merger Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(E)           the pendency or consummation of the transactions contemplated by this Agreement or any actions by Purchaser, Merger Sub or the Company taken pursuant to this Agreement;

(F)           any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, except to the extent that such disaster, acts, escalation or worsening have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(G)           any change in the market price or trading volume of the Shares (it being understood that any facts underlying any such change resulting from or arising out of any event, occurrence, circumstance or development that is not covered by the immediately preceding paragraphs (A) through (F) or paragraph (H) immediately below may be taken into account to determine whether there has been a Company Material Adverse Effect); and

(H)          any failure by the Company to meet any revenue or earnings targets or projections of the Company or targets or forecasts of equity analysts (it being understood that any facts underlying any such failure resulting from or arising out of any event, occurrence, circumstance or development that is not covered by the immediately preceding paragraphs (A) through (G) may be taken into account to determine whether there has been a Company Material Adverse Effect).

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole, and a “Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser and its Subsidiaries taken as a whole.

(b)           Capital Structure. (i) The authorized capital stock of the Company consists of (x) 26,000,000 Shares, of which 16,236,720 Shares were outstanding as of the close of business on March 6, 2006 and (y) 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, 36,670 Shares are held in Treasury or by Subsidiaries of the Company. Except for Shares issued upon exercise of Company Options or Company Awards, no Shares have been issued between the close of business on the day immediately prior to the date hereof and the time of execution of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares reserved for issuance except that, as of the date hereof, (x) there are (i)  1,984,704 Shares reserved for issuance pursuant to Company Options granted under the Company’s 1995 Stock Option Plan and the Company’s 2002 Long Term Incentive Plan (the “Stock Plans”) and (ii) 1,042,094 Shares reserved for issuance pursuant to the various warrants (each, a “Warrant” and, collectively, the “Warrants”) issued to employees dated March 22, 2001, January 24, 2001, March 16, 2000, February 25, 2000 and October 27, 1998 (collectively, the “Warrant Agreements”) and (y) there are 50,000 Preferred Shares reserved for issuance pursuant to the rights (the “Rights”) under the Rights Agreement, dated as of June 24, 2005, between the Company and American Stock Transfer & Trust Company, as Rights Agent as amended by the Amendment to Rights Agreement dated as of the date hereof (the “Rights Agreement”). Section 5.1(b) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Company Option, Company Award and each outstanding Warrant, including the holder, date of grant, exercise price and number of Shares subject thereto. Except as set forth in Section 5.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(ii)           Except pursuant to the Stock Plans, the Warrant Agreements and except for the Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries are bound with respect to the voting of any capital stock or other securities of the Company or its Subsidiaries. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Other than the Company Options, Warrants and Company Awards, no other Shares have been or may be issued pursuant to the terms of any other Benefit Plan.

(c)           Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)           As of the date hereof, the Board of Directors of the Company has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of Shares for their adoption and approval and (C) received the opinion of its financial advisor, Lehman Brothers Inc. (“Lehman”), to the effect that as of the date of such opinion the Per Share Merger Consideration is fair from a financial point of view to the holders (other than Purchaser and its Subsidiaries) of Shares, a copy of which opinion has been delivered to Purchaser. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Purchaser or Merger Sub. The Board of Directors of the Company has taken all action so that Purchaser will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby. The Company has been advised by each of its directors and executive officers that each such person intends to vote all Shares owned by such person in favor of the adoption of this Agreement and the transactions contemplated hereby.

(d)           Governmental Filings; No Violations; Certain Contracts. (i)  Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) to comply with state securities or “blue-sky” laws, (E) required to be made with the Nasdaq Stock Market, (F) that are required and customary filings pursuant to any state environmental transfer statutes and (G) notification of change of ownership pursuant to National Industrial Security Program rules, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not be reasonably likely to have a Company Material Adverse Effect.

(ii)           Except as set forth in the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a ”Contract”) binding the Company or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation or acceleration that would not be reasonably likely to have a Company Material Adverse Effect.

(e)           Company Reports; Financial Statements. (i)  The Company has made available to Purchaser all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2002 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports filed since December 31, 2004 and prior to the date hereof, at the time of its filing with or being furnished to the SEC, did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the Company Reports filed since December 31, 2004 and prior to the date hereof, at the time of its filing with or being furnished to the SEC, did, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

(ii)           Except as set forth in the Company Disclosure Letter, the Company has been since December 31, 2004 and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii)          The Company has been since December 31, 2004 and is in compliance in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

(iv)          Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed since December 31, 2004 and prior to the date hereof (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed since December 31, 2004 and prior to the date hereof (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments, none of which adjustments are material), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as is noted therein.

(v)           Except as set forth in Section 5.1(e)(v) of the Company Disclosure Letter, no officer or director of the Company or any of its Subsidiaries (i) is party to, directly or indirectly, any Contract or commitment that is both material to the Company and its Subsidiaries taken as a whole and either to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (ii) has any interest in, directly or indirectly, any property or asset used or owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole or (iii) has any interest in, directly or indirectly, any supplier to the Company or its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 5% or less of any class of such security shall not be deemed to be an interest for purpose of this Section 5.1(e)(v). Since December 31, 2004, no event has occurred that would be required to be reported by the Company under Item 404 of Regulation S-K promulgated by the SEC, other than compensation arrangements.

(f)            Absence of Certain Changes. Except as set forth in the Company Disclosure Letter, since December 31, 2004 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses consistent with past practices and there has not been:

(i)            any event, change, effect or development or combination of any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

(ii)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any direct or indirect wholly owned Subsidiary of the Company, and other than the distribution of the Rights), or other than pursuant to any Stock Plan or the exercise of any Warrant, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iii)          any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 6.1(h), (k), (l), (m) or (n) hereof;

(iv)          (A) any increase in the compensation payable or to become payable to its officers or employees with annual base compensation in excess of $75,000 (except for compensation increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, or for the benefit of all employees or any individual officer or employee with annual base compensation in excess of $75,000, except to the extent required by applicable Laws; or

(v)           any agreement to do any of the foregoing.

(g)           Litigation and Liabilities. (i) Section 5.1(g) of the Company Disclosure Letter accurately and completely lists all material civil, criminal or material administrative actions, suits, claims, hearings, arbitrations, investigations or other material proceedings (each, an “Action”) pending or to the knowledge of the Company threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to the provisions of any material judgment, order, writ, injunction, decree or material award of any Governmental Entity.

(ii)           Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (x) obligations or liabilities set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (y) obligations or liabilities that would not be required under GAAP to be accrued in a consolidated balance sheet prepared in accordance with GAAP, and (z) obligations or liabilities incurred in the ordinary course of business that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(h)           Employee Benefits.

(i)            All benefit and compensation plans, Contracts, employment or individual personal services agreements, policies or arrangements which provide for ongoing or future obligations of the Company or its Subsidiaries covering current or former employees or consultants of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based incentive and bonus plans (the “Benefit Plans”) are listed in Section 5.1(h) of the Company Disclosure Letter and each Benefit Plan, other than any Benefit Plan that is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”), which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed in Section 5.1(h) of the Company Disclosure Letter, other than Multiemployer Plans, and, if applicable, any trust instruments, insurance contracts, summary plan descriptions, actuarial reports, determination letters, Form 5500s for the two most recent years with respect thereto, and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Purchaser. Each Benefit Plan containing a “change-in-control” or similar provision is specifically identified in Section 5.1(h)(i) of the Company Disclosure Letter.

(ii)           Except as set forth in the Company Disclosure Letter, since December 31, 2004, there has been no amendment to, written and binding commitment of the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which will increase materially the expense incurred by the Company and its Subsidiaries of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(iii)          Except as set forth in the Company Disclosure Letter, since the Applicable Date, all Benefit Plans, other than Multiemployer Plans, are in material compliance, in form and operation, with ERISA, the Code and other applicable laws. Except as set forth in the Company Disclosure Letter, each Benefit Plan, other than any Multiemployer Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter as described above which the Company may rely upon. Except as set forth in the Company Disclosure Letter with respect to certain contributions required pursuant to collective bargaining agreements, neither the Company nor any ERISA Affiliate maintains, contributes to or sponsors, any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Benefit Plan. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that is reasonably likely to subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred a material Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iv)          Except as set forth in the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) has an obligation to contribute to or has within the past six years had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to Title IV of ERISA (“Title IV Plan”). Except as set forth in the Company Disclosure Letter, all contributions required to be made by the Company and its Subsidiaries under each Benefit Plan, have been timely made. Other than any Subsidiaries, the Company does not have any other ERISA Affiliates. All Title IV Plans, other than the Multiemployer Plans, have been terminated, and neither the Company nor any ERISA Affiliates would reasonably be expected to incur a material liability with respect thereto on or following the Effective Time. No notice of a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day reporting has not been waived, has been filed or will be required to be filed in connection with the transactions contemplated by this Agreement. The Company and its Subsidiaries have not incurred, and, based on information provided by the Multiemployer Plan sponsor, do not expect to incur, any withdrawal liability, within the meaning of Part 1 of Subtitle E of Title IV of ERISA, with respect to any Multiemployer Plans.

(v)           Except as set forth in the Company Disclosure Letter with respect to certain contributions required pursuant to collective bargaining agreements, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except as required by applicable laws or for death benefits or retirement benefits under any Pension Plan.

(vi)          Except as set forth in the Company Disclosure Letter, the execution of this Agreement, stockholder adoption of this Agreement and the consummation of the transactions contemplated hereby either alone or together with additional or subsequent events specified in the Benefit Plans will not (w) entitle any employees of the Company or any of its Subsidiaries to any severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vii)         Except as set forth in the Company Disclosure Letter, the Company does not have any contractual obligation to make any Tax gross up payments as a result of the golden parachute excise Taxes of Section 4999 of the Code or as a result of the interest and penalty provisions of Section 409A of the Code.

(viii)        Except as set forth in the Company Disclosure Letter, the Company does not maintain any Benefit Plans outside of the United States.

(ix)           Except as set forth in the Company Disclosure Letter, the Company and each Subsidiary (i) has, correctly categorized in all material respects all Employees as either employees or independent contractors for federal Tax purposes, and since the Applicable Date, is in compliance in all material respects with all applicable Laws respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all material amounts required by law or agreement to be withheld from wages, salaries, and other payments to Employees; (iii) is not liable for any material arrears of wages or Taxes or any material penalty for failure to comply with any of the foregoing; (iv) is not liable for any unsatisfied material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment benefits or social security benefits for Employees and (v) has provided Employees with the material benefits to which they are entitled pursuant to the terms of all Benefit Plans other than Multiemployer Plans.

(x)            The Company has terminated and has no obligations with respect to the Company’s Non Qualified Retirement Plan.

(xi)           Except as set forth in the Company Disclosure Letter, with respect to any self-insured Benefit Plans, there are no actual or anticipated claims which would reasonably be expected to exceed the limits under any stop-loss policies maintained with respect to such Benefit Plans that would reasonably be expected to result in a material liability of the Company and its Subsidiaries.

(i)            Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have not been and are not being conducted in material violation of any material federal, state, local or foreign law, statute or ordinance, common law, or any material rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, since the Applicable Date, no material investigation or material review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending. Each of the Company and its Subsidiaries has obtained and is in compliance with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and material orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except as set forth in the Company Disclosure Letter.

(j)            Material Contracts. (i) Section 5.1(j)(i) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A)          any lease of real or personal property providing for annual rentals of $500,000 or more;

(B)           (I) any Contract that is both (x) reasonably likely to require annual payments to the Company and its Subsidiaries of more than $500,000 and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice; and

(II) any Contract that is (x) reasonably likely to require annual payments from the Company and its Subsidiaries of more than $500,000 and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice;

(C)           other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 15% voting or economic interest, or any interest with a book value or market value of more than $2,000,000 without regard to percentage voting or economic interest;

(D)          any Contract (other than among the Company and any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness of less than $100,000 (whether incurred, assumed, guaranteed or secured by any asset);

(E)           any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F)           any Contract that involves material ongoing limitations on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(G)           any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates;

(H)          any Contract that is reasonably likely to require annual payments to or from the Company and its Subsidiaries of more than $500,000 and that is terminable by the other party or parties as a result of a change in control of the Company or any of its Subsidiaries;

(I)            any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets of the Company or any of its Subsidiaries or businesses of the Company or any of its Subsidiaries;

(J)            any Contract relating to the future acquisition or future disposition of any material assets not made in the ordinary course of business consistent with past practice;

(K)          any Contract relating to an acquisition, merger or other business combination entered into within 3 years prior to the date hereof with a purchase price in excess of $1,000,000 or that contains “earn-out” provisions or other contingent payment obligations;

(L)           any Contract relating to a divestiture by the Company or any of its Subsidiaries (x) entered into within 3 years prior to the date hereof with a purchase price in excess of $1,000,000 or (y) entered into at any time that contains ongoing indemnification obligations or other material obligations;

(M)         any “requirements”, “take-or-pay” or similar Contract which place any such obligations on the Company or any of its Subsidiaries and that is reasonably likely to require annual payments to or from the Company and its Subsidiaries of more than $500,000 that (x) by its terms are not capable of being fully performed or (y) are not terminable without penalty within a period of 90 calendar days; and

(N)          any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares (the Contracts described in clauses (A) — (N) and Section 5.1(p)(i)(B), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii)           A copy of each Material Contract has previously been delivered or made available to Purchaser and each such Material Contract is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 5.1(j)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Material Contract, except for such defaults or breaches as have not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice, and, to the knowledge of the Company, has no reason to believe, that any Material Contract is not a legal, valid and binding obligation of the other parties thereto or is not in full force and effect or is not enforceable against such other parties in accordance with its terms. None of the Company or any of the Subsidiaries of the Company have received any written material claim or written notice of default under any Material Contract and to the knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a default under, any Material Contract.

(iii)          (A)          No termination for convenience, termination for default, cure notice or show cause notice is in effect pertaining to any Government Contract (as defined below) except for such terminations and notices that have not had and would not be reasonably likely to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter.

(B)           Except as set forth in the Company Disclosure Letter and except for investigations, indictments and audits that have not had and would not be reasonably likely to have a Company Material Adverse Effect, (x) to the knowledge of the Company, the Company, its Subsidiaries and their respective employees are not under, and have not been under since the Applicable Date, administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, (y) neither the Company nor any of its Subsidiaries is conducting any internal investigation (other than investigations conducted from time to time in the ordinary course of the Company’s internal audit, human resources and compliance operations including responses to “Whistleblower” complaints) or has made, since the Applicable Date, a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract and (z) none of the Company, its Subsidiaries or, to the knowledge of the Company, any of their employees has been suspended or debarred from doing business with the United States government or is the subject of a finding of non-responsibility or ineligibility for United States government contracting.

“Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

(k)           Real Property. (i)  Except as set forth in the Company Disclosure Letter and except in any such case as is not reasonably likely to have a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii)           With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property has previously been delivered or made available to Purchaser and is valid, binding and enforceable against the Company and, to the knowledge of the Company, all counterparties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any counterparty thereto is in breach of or default under such lease or sublease, except in each case, for such breaches or defaults, that have not had and would not be reasonably likely to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter.

(iii)          Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(iv)          For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or encumbrance of any kind in respect of such asset but specifically excludes:  (A) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable or being contested in good faith; (C) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (E) other encumbrances that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l)            Takeover Statutes. To the knowledge of the Company no, “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. Other than pursuant to the Rights and the Rights Agreements, no anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m)          Environmental Matters. Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter:  (i) the Company and its Subsidiaries, since the Applicable Date, have been and are in compliance with all applicable Environmental Laws; (ii) no property owned or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law and neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported or handled any Hazardous Substance in violation of any Environmental Law; and (iii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any claims alleging liability under any Environmental Law. “Environmental Law” means any Law relating to pollution, contamination, wastes, hazardous substances or the protection of the environment, human health or safety. “Hazardous Substance” means any substance, pollutant, contaminant, material, or waste, the presence of which requires or may require investigation or remediation under any Environmental Law.

(n)           Taxes. (i) Except for failures to prepare, file, pay or withhold and waivers or extensions that have not had and would not be reasonably likely to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them under applicable Laws and regulations and all such filed Tax Returns are complete and accurate and prepared in substantial compliance with all applicable Laws and regulations; and (B) have paid all Taxes (as defined below) that are required to have been paid (whether or not shown on any return) or that the Company or any of its Subsidiaries are obligated to withhold from amounts paid or owing to any employee, independent contractor, creditor or other third party. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004, 2003 and 2002.

(ii)           No foreign, federal, state or local Tax audits or administrative or judicial Tax Action is pending or being conducted with respect to the Company or any of its Subsidiaries, except where such audit or Tax Action would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (A) written notice indicating, and the person responsible for Tax matters of the Company and any of its Subsidiaries has no knowledge of, an intent to open an audit or other review; (B) written request, and the person responsible for Tax matters of the Company and any of its Subsidiaries has no knowledge of any request, for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries.

(iii)          Neither the Company nor any of its Subsidiaries has (A) entered into any agreement (that has not yet expired) to the extend the statute of limitations in respect of Taxes of the Company or any of its Subsidiaries; or (B) has been a member of an affiliated group filing a consolidated federal income Tax Return for a taxable period for which the statute of limitations has not expired other than an Affiliated group of which the Company and its Subsidiaries are the only members.

(iv)          Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting charge for which it will be required to take into account any adjustment under Section 481 of the Code that would increase the gross income of the Company or its Subsidiaries on a Tax Return filed after the Closing Date.

(v)           Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(vi)          Neither the Company nor any of its Subsidiaries has engaged in any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(vii)         Neither the Company nor any of its current or former Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code:  (A) at any time during the two-year period prior to the date hereof, (B) at any time during the period commencing on the date hereof and ending on the Closing Date or (C) which is reasonably likely to constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with and including the transactions contemplated by this Agreement.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, windfall profits, environmental, social security, transfer, registration, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, including any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group or any obligations to indemnify any other Person for such items and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be filed with a Tax authority relating to Taxes including any amendments thereof.

(o)           Labor Matters. Section 5.1(o) of the Company Disclosure Letter accurately and completely lists each collective bargaining agreement or other Contract with a labor union or labor organization, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound. Neither the Company nor any of its Subsidiaries is the subject of any actual or, to the knowledge of the Company, threatened proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that are not reasonably likely to have a Company Material Adverse Effect. There is no pending, nor has there been for the past five years (or such shorter period as the Company has owned its Subsidiary), any labor strike, dispute, walk-out, work stoppage, election, picket, leafletting, sit-in, demonstration, “work-to-rule” campaign, corporate campaign, boycott, slow-down or lockout, or similar action involving the Company or any of its Subsidiaries other than those which are not reasonably likely to have a Company Material Adverse Effect, nor, to the knowledge of the Company, are any such actions contemplated or threatened, other than as set forth in Section 5.1(o) of the Company Disclosure Letter. To the knowledge of the Company, Section 5.1(o) of the Company Disclosure Letter sets forth all material organizational efforts with respect to the formation of a collective bargaining unit involving employees of the Company or any of its Subsidiaries, other than those that are not reasonably likely to have a Company Material Adverse Effect. The Company has previously made available to Purchaser correct and complete copies of all labor and collective bargaining agreements, Contracts and other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements.

(p)           Intellectual Property. (i) Except for such insufficiencies or failures to survive as have not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company has sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. Section 5.1(p) of the Company Disclosure Letter sets forth a true and complete list of all (A) Registered Intellectual Property (including Intellectual Property subject to pending applications for registrations) owned by the Company, indicating for each Registered item the registration or application number and the applicable filing jurisdiction and (B) material Intellectual Property contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company and non-exclusive licenses granted by the Company in the ordinary course of business). To the knowledge of the Company, the Intellectual Property owned by the Company is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto, except in such case as has not had and would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, the Company has not infringed or otherwise violated the Intellectual Property rights of any third party during the five year period immediately preceding the date hereof, other than such violations that have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(ii)           The Company has not granted any material licenses or other material rights to third parties to use its material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business and except as set forth in the Company Disclosure Letter.

(iii)          The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications. Except as set forth in the Company Disclosure Letter, to the Company’s knowledge, no person has gained unauthorized access to the IT Assets.

(iv)          For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all:  (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or similar proprietary rights.

“IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(q)           Insurance. Section 5.1(q) of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Company has made such insurance policies available to Purchaser prior to the date hereof. Each insurance policy listed on Section 5.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received with respect to any insurance policy of the Company or its Subsidiaries set forth on Section 5.1(q) of the Company Disclosure Letter. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policies. Since December 31, 2004, no insurance carrier has refused to provide material coverage to the Company or any of its Subsidiaries with respect to any of their respective assets or operations, nor has their respective coverage been limited, by any insurance carrier to which the Company or any of its Subsidiaries has applied for any such insurance or with which the Company or any of its Subsidiaries has carried insurance.

(r)            Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(s)           Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lehman as its financial advisor. The Company has made available to Purchaser a complete and accurate copy of all agreements pursuant to which any broker or finder, including without limitation Lehman, is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t)            Tangible Properties and Assets. The Company and its Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets, or in the case of assets and properties they lease, valid rights by lease to use, all tangible personal assets and properties used or held for use by the Company and its Subsidiaries to conduct their business as currently conducted, except for such failures to hold valid titles or rights by lease that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(u)           Customer Relationships. Except as set forth in Section 5.1(u) of the Company Disclosure Letter, since December 31, 2005, no Significant Customer (defined as the top 10 customers by revenues paid to the Company and its Subsidiaries, taken as a whole, during the Company’s fiscal year ended December 31, 2005) of the Company or any of its Subsidiaries has informed the Company or any such Subsidiary that it will stop or materially decrease purchasing services, materials or products from the Company or such Subsidiary (other than ordinary course adjustments or fluctuations under the Company’s Contracts with such Significant Customers). Section 5.1(u) of the Company Disclosure Letter describes each termination or non-renewal that has occurred since January 1, 2005 with respect to any Contract with any Significant Customer involving or reasonably expected to involve payments in excess of $500,000 per year.

5.2.          Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub each hereby represents and warrants to the Company as set forth in this Section 5.2:

(a)           Organization, Good Standing and Qualification. Each of Purchaser and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each of Purchaser and Merger Sub is qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, individually or in the aggregate, (i) is not reasonably expected to prevent, materially delay or impair the ability of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) has not had and would not be reasonably likely to have a Purchaser Material Adverse Effect. Purchaser has made available to the Company a complete and correct copy of the certificate of incorporation or certificate of organization, as applicable, and the by-laws or other applicable governing documents of Purchaser and Merger Sub, each as amended to the date hereof.

(b)           Corporate Authority. Each of Purchaser and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings and Consents; No Violations; Etc. (i)  Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” laws and (E) required and customary filings pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits, security clearances or authorizations required to be obtained by Purchaser or Merger Sub from, any Governmental Entity or other third party in connection with the execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain (x) is not reasonably likely to prevent or materially delay the ability of Purchaser or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (y) would not be reasonably likely to have a Purchaser Material Adverse Effect.

(ii)           The execution, delivery and performance of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or certificate of organization, as applicable, and the by-laws or other applicable governing documents of Purchaser or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Purchaser or any of its Subsidiaries pursuant to, any Contracts binding Purchaser or any of its Subsidiaries or any Law to which Purchaser or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, termination, default, creation or acceleration that has not had and would not be reasonably likely to have a Purchaser Material Adverse Effect.

(d)           Available Funds. (i) Purchaser has provided the Company with a true and complete copy of (x) an executed commitment letter from the parties signatory thereto to provide equity financing to Purchaser in an aggregate maximum amount of $150,000,000 (the “Equity Commitment Letter”) and (y) an executed commitment letter from Credit Suisse, Credit Suisse Securities (USA) LLC, UBS Loan Finance LLC and UBS Securities LLC (the “Debt Commitment Letter,” and, together with the Equity Commitment Letter, the “Financing Commitments”) to provide Merger Sub and the Company with (1) at least $175,000,000 in senior secured debt financing, (2) at least $75,000,000 in senior secured revolving loans, and (3) at least $175,000,000 in senior subordinated increasing rate bridge loans or notes on identical economic terms (the “Bridge Financing,” and together with the financing referred to in clauses (1) and (2) above and any high yield debt financing used to fund the Merger in lieu of such Bridge Financing (“High Yield Financing”) being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (x) above being collectively referred to as the “Financing”). Pursuant to the Financing Commitments the investors and, as the case may be, lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or, as the case may be, lend the amounts set forth therein for the purposes of funding the aggregate amount of the Per Share Merger Consideration, the aggregate amount which will become due and owing to holders of Company Options, Company Awards and Warrants, the aggregate amount of any indebtedness of the Company or any of its Subsidiaries expected to be outstanding as of the Closing Date which (i) becomes due and payable in connection with the Merger or the other transactions contemplated by this Agreement and (ii) is described in Section 5.2(d)(i) of the Company Disclosure Letter (which description shall include the aggregate amount of principal obligation expected to be owing on such date), and fees and expenses of the Purchaser relating to the Merger and the other transactions contemplated by this Agreement. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s and the Subsidiaries available cash, will be sufficient for the Purchaser to pay the aggregate amount of the Per Share Merger Consideration, the aggregate amount which will become due and owing to holders of Company Options, Company Awards and Warrants, the aggregate amount of any such indebtedness of the Company or any of its Subsidiaries which becomes due and payable in connection with the

Merger or the other transactions contemplated by this Agreement, and fees and expenses of the Purchaser and the Company relating to the Merger and the other transactions contemplated by this Agreement.

(ii)           The Equity Commitment Letter, in the form provided to the Company, is in full force and effect and a legal, valid and binding obligation of Purchaser and the other parties thereto (other than the Company), subject to the Bankruptcy and Equity Exception. The Debt Commitment Letter, in the form provided to the Company, is a legal, valid and binding obligation of Purchaser and Merger Sub and, to the knowledge of Purchaser, the other parties thereto. Purchaser or Merger Sub has fully paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement. There are no terms or conditions relating to the funding of the Financing, other than (i) as set forth or referred to in the Financing Commitments, (ii) the terms and conditions relating to fees to be paid, fee credits, “market flex”, interest rate caps and securities demands in connection therewith, and (iii) the terms and conditions set forth in the engagement letter executed in connection with the High Yield Financing. To the extent any of the potential lenders with respect to the Debt Financing determine to exercise any “market flex” or similar rights in connection with the Debt Financing, Purchaser shall, and shall cause Merger Sub, to agree to all requests and demands of such lenders in connection with such determinations.

(e)           Litigation. As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f)            Capitalization of Merger Sub and Purchaser. The authorized capital stock of Merger Sub consists solely of 1000 shares of Common Stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser or a direct or indirect wholly owned Subsidiary of Purchaser. The outstanding interests of Purchaser are validly issued and currently outstanding and owned by Apollo Investment Fund V, L.P. and its Affiliates, and, at the Effective Time, will be owned by Apollo Investment Fund V, L.P., its Affiliates and members of the Company’s management. Neither Purchaser nor Merger Sub has conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)           Brokers and Finders. None of Purchaser, Merger Sub nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement.

(h)           Affiliates. Neither Purchaser nor any Affiliate of Purchaser controls any companies or other entities that compete in any material respect with any of the business lines or the businesses of the Company or any Affiliate of the Company. No Person under common management or direction (directly or indirectly, by reason of ownership of voting securities, by contract or otherwise) with (A) Purchaser or (B) any Affiliate of Purchaser controls any companies or other entities that compete with any of the business lines or the businesses of the Company or any Affiliate of the Company. For the purposes of this Section 5.2(h), the term “control” shall have the meaning provided in 16 CFR §801.1(b).

(i)            Ownership of Common Shares. On the date hereof, neither Purchaser nor Merger Sub owns any Shares.

(j)            Management Agreements. Other than the documents listed on Section 5.2(j) of the Purchase Disclosure Letter there are no Contracts between Purchaser and/or Merger Sub, on the one hand, and members of the Company’s management on the other hand.

ARTICLE VI

Covenants

6.1.          Interim Operations. The Company covenants and agrees that, after the date hereof and until the Effective Time, its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course, consistent with past practice in all material respects. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Nothing in the foregoing sentences shall prohibit or restrict the Company and its Subsidiaries from the date of this Agreement to the Effective Time from taking any of the following actions:  (i) actions approved by Purchaser in writing, which approval shall not be unreasonably withheld, delayed or conditioned; (ii) any action expressly required or permitted by this Agreement; and (iii) any action required by Law. Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement, (B) as Purchaser may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 6.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a)           adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(b)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its

Subsidiaries, taken as a whole, except purchases of supplies, equipment, services and inventory in the ordinary course of business consistent with past practice;

(c)           restructure, recapitalize, reorganize or completely or partially liquidate the Company or adopt a plan of complete or partial liquidation with respect to the Company or adopt resolutions providing for or authorizing any of the foregoing;

(d)           other than (i) Shares issuable pursuant to Company Options outstanding and disclosed as outstanding in Section 5.1(b) of the Company Disclosure Letter and (ii) Shares issuable pursuant to the exercise of Warrants, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e)           make any loans, advances (except for advances to employees or consultants in respect of travel and business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(f)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(g)           other than transactions involving direct or indirect wholly owned Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Stock Plans and the Warrant Agreements;

(h)           redeem, repurchase, prepay, cancel, incur or otherwise acquire, or modify, in any material respect in a manner adverse to the Company, its Subsidiaries, Purchaser or Merger Sub, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except with respect to (i) any such redemption, repurchase, prepayment, cancellation, incurrence or acquisition of indebtedness incurred or repaid under the Amended and Restated Credit Agreement with Bank of America, N.A. and the other banks party thereto, dated as of September 29, 2005 or (ii) any such redemption, repurchase, prepayment, cancellation, incurrence or acquisition not to exceed $2,500,000 in the aggregate or (iii) guarantees incurred in compliance with this Section 6.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i)            except as set forth in each of the quarterly capital budgets previously made available to Purchaser and consistent therewith, make or authorize any capital expenditures in excess of $500,000 in the aggregate;

(j)            other than in the ordinary course of business consistent with past practice, (A) enter into, renew, terminate, fail to renew or amend in any material respect any Contract that is or would be a Material Contract, (B) enter into, amend, modify or waive any rights under any contract or agreement or transaction with an executive officer or director of the Company (or, other than on arm’s-length terms in the ordinary course of business, any Person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 5% interest) involving amounts in excess of $75,000, or (C) enter into any line of business other than lines of business currently conducted by the Company and its Subsidiaries;

(k)           make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable generally accepted accounting principles (of which, to the knowledge of the Company, there are none) or write up, write down or write off the book value of any assets of the Company or its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(l)            pay, discharge, waive, compromise settle or otherwise satisfy any Action, whether now pending or hereafter brought, (A) at a cost materially in excess of the amount accrued or reserved in the Company Reports or (B) pursuant to terms that impose material adverse restrictions on the business of the Company and its Subsidiaries as currently conducted or (C) on a basis that reveals a finding or an admission of a material violation of Law by the Company or its Subsidiaries;

(m)          other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) fail to claim a material Tax refund for which it is entitled, or (G) make material changes to their Tax accounting methods or principles;

(n)           transfer, sell, lease, license, sublicense, mortgage, pledge, surrender, encumber, divest, cancel, abandon, restrict or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business, and except for obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate, other than pursuant to Contracts in effect prior to the date hereof;

(o)           except as required pursuant to existing written, binding agreements in effect prior to the date hereof or any Benefit Plan which is set forth in Section 6.1(o) of the Company Disclosure Letter, (i) (A) hire, promote or terminate any director, employee or consultant earning more than $125,000 in aggregate annual compensation (other than, in the case of this clause (A), (x) employee terminations for cause, (y) in connection with new hires to replace departed key employees or consultants in the ordinary course of business consistent with past practice and on substantially similar terms and conditions and (z) in connection with promotions in the ordinary course of business consistent with past practice); or (B) implement or effect any reduction in force, lay off or similar program or effort concerning the termination of employees (other than, in the case of this clause (B), (x) employee terminations for cause and (y) employee terminations pursuant to and consistent with past practice); (ii) grant or provide any new severance or new termination payments or new material benefits to any former or existing director, officer, employee or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation, fees, bonus or pension, profit sharing, welfare, severance or other benefits of or pay any bonus to any employee or director or make any new equity awards to any director, officer, consultant or employee of the Company or any of its Subsidiaries (other than, in all such cases, employees earning $75,000 or less in aggregate annual compensation), (iv) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or, outside the ordinary course of business, employees of the Company or any of its Subsidiaries;

(p)           except on substantially similar terms and conditions to the terms and conditions set forth on Section 6.1(p) of the Company Disclosure Letter, establish, adopt, enter into or amend any collective bargaining agreement or other agreement with any labor union or organization;

(q)           (A) transfer to one or more third parties, mortgage or encumber, or except in the ordinary course of business, license or sublicense, any material Intellectual Property or (B) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material owned Intellectual Property;

(r)            fail to maintain in full force and effect, or fail to replace or renew, material insurance policies existing as of the date hereof that are maintained by the Company or any of its Subsidiaries; or

(s)           agree, authorize or commit to do any of the foregoing.

6.2.          Acquisition Proposals.

(a)           No Solicitation or Negotiation. The Company agrees that it shall not, and it shall cause its Subsidiaries not to, and it shall use its commercially reasonable efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)            initiate, solicit, knowingly cooperate with or knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information, data, access to its properties, assets, employees or Representatives in connection with or relating to any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, this Agreement is adopted by vote of the Stockholders at the Stockholders Meeting (as defined in Section 6.4), the Company may:  (A) provide information, data, access to its properties, assets, employees or Representatives in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 75% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms not substantially less favorable to the Company than to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith, after consultation with Lehman or another nationally recognized investment banking firm (“Financial Advisor”) and outside legal counsel, that taking such action is necessary in order to comply with their respective fiduciary duties under applicable Law, (y) in such case referred to in clause (B) above, if the Board of Directors of the Company has determined in good faith, based on the information then available and after consultation with its outside legal counsel and outside Financial Advisor, that such Acquisition Proposal reasonably could result in a Superior Proposal (as defined below); and (z) in such case referred to in clause (C) above (I) such Acquisition Proposal is a Superior Proposal, (II) Purchaser shall have received written notice of the Company’s intention to take the action referred to in Clause (C) above, as applicable, at least four business days prior to the taking of such action by the Company (the “Waiting Period”) and (III) during the Waiting Period the Company and its advisors shall have negotiated in good faith with the Purchaser and Merger Sub to make adjustments in the terms and conditions of this Agreement and, the Board of Directors of the Company fully considers any such adjustment and nonetheless concludes in good faith, after consultation with its outside legal counsel and Financial Advisor that such Acquisition Proposal constitutes a Superior Proposal.

(b)           Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person or group with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of any class of equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that the phrase “25% or more of any class of equity securities or consolidated total assets” shall be replaced by the phrase “50% or more of any class of equity securities or 75% of consolidated total assets”)  made by a Person other than a party hereto that the Board of Directors of the Company (after consultation with its outside legal counsel and outside Financial Advisor) has determined in its good faith judgment, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of consummating the transaction, the likely consummation date of the transaction contemplated by the proposal and the Person making the proposal, that such Acquisition Proposal, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(a)).

(c)           No Change in Recommendation; Alternative Acquisition Agreement. The Board of Directors of the Company and each committee thereof shall not:

(i)            except as expressly permitted by this Section 6.2(c), withhold, withdraw, qualify or modify (or resolve to withhold, withdraw, qualify or modify or publicly propose), in a manner adverse to Purchaser, the Company Recommendation with respect to the Merger (it being understood that (1) if publicly taking a position is required under applicable Law, that publicly taking a neutral position with respect to an Acquisition Proposal, (2) privately taking a neutral position with respect to an Acquisition Proposal, or (3) publicly or privately taking no position with respect to an Acquisition Proposal shall, in any such case, not be considered an adverse modification; and, it being further understood that, if publicly taking a position is not required under applicable Law, that publicly taking a neutral position with respect to an Acquisition Proposal shall be considered an adverse modification);

(ii)           except as expressly permitted by Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iii)          approve or recommend, or propose to approve or recommend, any Acquisition Proposal (any action described in clause (i), (ii) or (iii) of this Section 6.2(c) being referred to as a “Change of Recommendation”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Stockholders Meeting, the Board of Directors of the Company may withhold, withdraw, qualify or modify (or resolve to withhold, withdraw, qualify or modify or publicly propose) the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof, if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and outside Financial Advisor, that it is necessary to take any of the actions generally prohibited in Section 6.2(c) in order to comply with their respective fiduciary duties under applicable Laws. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Purchaser or any other information provided by Purchaser in response to such notice.

(d)           Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal.

(e)           Existing Discussions. Except as otherwise permitted by this Section 6.2, the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Subject to the terms and conditions of any existing confidentiality agreements entered into by the Company with respect to the consideration or making of any Acquisition Proposal, the Company also agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its Subsidiaries or their respective officers, directors, employees, agents or Representatives with respect to the consideration or making of any Acquisition Proposal.

6.3.          Information Supplied. (a)  Each of the Company and Purchaser agrees, as to it and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           From and after the execution of this Agreement, the Company shall promptly orally notify the Purchaser of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to the Purchaser written notice of any such inquiry, proposal or offer within 24 hours of such event, as well as a copy of any such request, inquiry, proposal or offer to the extent in writing. The Company shall keep the Purchaser informed orally on a current basis of all material developments relating to any Acquisition Proposal, including with respect to the terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to the Purchaser prompt written notice of any such developments within 24 hours. The Company shall provide any information to the Purchaser that it is providing to another Person pursuant to this Section 6.3(b) at substantially the same time it provides such information to such other Person.

6.4.          Stockholders Meeting. The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, and subject to Section 6.2 and fiduciary obligations under applicable Law, convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote on the adoption of this Agreement regardless of the recommendation or any Change of Recommendation by the Board of Directors of the Company with respect thereto, unless this Agreement has been terminated in accordance with Article VII. Subject to fiduciary obligations under applicable Law, and subject to Section 6.2 hereof, the Board of Directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement.

6.5.          Filings; Other Actions; Notification. (a)  Proxy Statement. Subject to Section 6.2 and fiduciary obligations under applicable Law, the Company shall promptly (and in any event within 20 days after the date hereof) prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), as promptly as reasonably practicable, and shall promptly notify Purchaser of the receipt of all written comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Purchaser copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Subject to Section 6.2 and fiduciary obligations under applicable law, the Company and Purchaser shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to receipt by the Company of approval by the stockholders of the Company of this Agreement, there shall occur any event that is required under applicable Laws to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, the Company (i) shall provide the Purchaser a reasonable opportunity to review and comment on such document or response and (ii) shall consider, in good faith, the inclusion in such document or response of all reasonable comments proposed by the Purchaser. The Purchaser shall cooperate with the Company at its reasonable request in connection with the Proxy Statement. The Proxy Statement will, at the time of its filing with the SEC, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

(b)           Cooperation and Financing Assistance. (i)  Subject to Section 6.2 and fiduciary obligations under applicable Law, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (A) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (provided that, notwithstanding the foregoing, in connection with obtaining such consents, (x) the Company shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than de minimis amounts), nor make any commitment to do the same, nor incur or agree to incur any liability (other than de minimis liabilities) due to such Person in connection therewith and (y) neither the Purchaser, Merger Sub, nor any of their respective Subsidiaries shall be required to pay or commit to pay to any Person whose consent, is being solicited any amount of cash or other consideration (other than de minimis amounts), nor make any commitment to do the same, nor incur or agree to incur any liability (other than de minimis liabilities) due to such Person in connection therewith), (B) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (C) the execution and delivery of any additional ancillary instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

(ii)           From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and Representatives to, provide all cooperation reasonably requested by the Purchaser in connection with the arrangement of Debt Financing for the transactions contemplated by this Agreement, including (A) using reasonable best efforts to (I) cause appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, road shows and due diligence sessions, (II) assist with the preparation of disclosure documents in connection therewith and (III) cause its independent accountants to provide reasonable assistance to the Purchaser, including providing consent to the Purchaser to prepare and use their audit reports and SAS 100 reviews relating to the Company and its Subsidiaries and to provide any necessary “comfort letters” and (IV) cause its attorneys to provide reasonable assistance to the Purchaser, including to provide any necessary and customary legal opinions, and (B) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency or other matters; provided, that none of the letters, agreements, registration statements, documents and certificates referenced in clause (B) above shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing); provided, further, that, for purposes of clauses (A)(III) and (A)(IV)

of this Section 6.5(b)(ii), “reasonable best efforts to cause” shall be limited to the making of a request by the Company to its independent accountants and its attorneys to provide such reasonable assistance and the Company’s providing of such information in connection therewith as such accountants or attorneys shall reasonably request, and such efforts shall be deemed to have been fulfilled by the Company and its Subsidiaries if such actions are taken; and provided, further, that the Company shall not be required to provide any such assistance which would interfere unreasonably and materially with the business or operations of the Company and its Subsidiaries. Purchaser shall reimburse the Company for all reasonable, documented, out-of-pocket expenses incurred in connection with the Company’s cooperation pursuant to this Section 6.5(b)(ii).

(iii)          Purchaser and Merger Sub shall use all reasonable best efforts to obtain the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter. Purchaser and Merger Sub shall not, without the prior written consent of the Company, amend, modify or supplement (including in the definitive documents) (A) any of the conditions or contingencies to funding contained in the Debt Commitment Letter or (B) any other provision of the Debt Commitment Letter, in either case to the extent such amendment, modification or supplement would have the effect of amending, modifying or supplementing the conditions or contingencies to funding in a manner which would materially delay the Closing or cause the condition set forth in Section 7.2(d) not to be satisfied. In the event that any portion of the Debt Financing becomes unavailable, otherwise than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Purchaser and Merger Sub will use all reasonable best efforts to arrange alternative debt financing from the same or other sources on terms and conditions not materially less favorable to Purchaser and Merger Sub than those contained in the Debt Commitment Letter as of the date hereof; provided, that, in the event that (1) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated and (2) all of the conditions to the Purchaser’s obligations to effect the Merger set forth in Article VII have been satisfied or waived (other than the condition set forth in Section 7.2(d)), Purchaser and Merger Sub shall use, if available, the Bridge Financing (or such alternative bridge financing) to replace such High Yield Financing within 30 days after the 25-day period set forth in Paragraph 5 of Exhibit C of the Debt Commitment Letter has elapsed. Subject to the Company’s compliance with Section 6.5(b)(ii), Purchaser and Merger Sub shall use all reasonable best efforts to satisfy on or before the Closing all conditions set forth in the definitive agreements pursuant to which the equity financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter will be obtained. Purchaser and Merger Sub shall keep the Company reasonably apprised of material developments relating to the equity financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter.

(c)           Information. The Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)           Antitrust Laws. (i) Each party hereto shall (A) file the Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than five business days following the date hereof, and request early termination of the waiting period therein, (B) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Subsidiaries from any Antitrust Authority and (C) cooperate with one another in connection with the preparation of their respective Notification and Report Forms and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority. For the purposes of this Agreement, the following terms have the following meanings:

“Antitrust Authority” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other foreign, federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(ii)           Purchaser shall be responsible for the payment of all filing fees under the HSR Act.

(iii)          Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 6.5(d)(iii), “commercially reasonable efforts” shall include, without limitation, the following:

(A)          if Purchaser or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, Purchaser and the Company shall substantially comply with such formal request within 60 days following the date of its receipt thereof;

(B)           Purchaser or the Company, as the case may be, shall provide the other party (or its outside counsel) a complete copy of any filing with the Antitrust Authorities (subject to redaction of any material not reasonably needed by the other party) and each of Purchaser and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided that access to any such filing, information or documentation will, at such party’s request be restricted to such other parties’ outside counsel and economists or advisers retained by such counsel;

(C)           Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby;

(D)          Each party hereto at its sole cost, shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period; it being understood that Purchaser shall be permitted to negotiate in good faith with the Antitrust Authorities;

(E)           in the event any Antitrust Authority initiates a proceeding before any court, commission, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction seeking to restrain, enjoin or prohibit the Merger, Purchaser or the Company, as the case may be, shall use its best efforts to prevent the entry of any order restraining, enjoining or prohibiting the Merger, including by retaining all appropriate expert witnesses and consultants (it being understood that each party hereto shall be permitted to participate in all aspects of the defense of such proceedings and each party shall use its commercially reasonable efforts to prevail in such proceedings and each party hereto shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order, whether or not the Merger is consummated);

(F)           Neither the Purchaser nor the Company shall unilaterally withdraw its Notification and Report Form without the consent of the other party, as the case may be, and each party hereto agrees that such consent shall not be unreasonably withheld (it being understood that in the event that Purchaser or the Company withdraws its Notification and Report Form, the parties agree that the applicable Notification and Report Form shall be re-filed within a reasonable time of the date such Form is withdrawn).

(iv)          Notwithstanding anything in this Agreement to the contrary, nothing shall require Purchaser or its Affiliates to dispose of any of its or its Subsidiaries’ or its Affiliates assets or to limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, or to consent to any disposition of the Company’s or the Company Subsidiaries’ assets or limits on the Company’s or the Company Subsidiaries’ freedom of action with respect to any of its or the Company Subsidiaries’ businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.5(d) shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action relating to Antitrust Laws.

(v)           Each party shall be responsible for the payment of its own expenses in connection with obtaining the approval of any Antitrust Authority, including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Antitrust Authority and in connection with any litigation, whether or not the Merger is consummated.

(e)           Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Purchaser shall give prompt notice to the other of any change, fact or condition of which it has knowledge that would be reasonably likely to have a Company Material Adverse Effect or of any failure of any condition to Purchaser’s obligations to effect the Merger. Neither the Company nor Purchaser shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

6.6.          Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Purchaser’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any laws. All requests for information and access made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.          Publicity. The initial press release regarding the Merger shall be a joint press release. Thereafter, the Company and Purchaser each shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Nasdaq Stock Market or by the request of any Governmental Entity.

6.8.          Employee Benefits and Compensation. For at least six months following the Closing Date, Purchaser shall provide or cause to be provided to all current and former employees of the Company and its Subsidiaries (i) a salary or wage level and bonus opportunity comparable to the salary or wage level and bonus opportunity and (ii) benefits, perquisites and other terms and conditions of employment that, in the case of (i) and (ii), in the aggregate, are substantially equivalent in the aggregate to those received immediately prior to the Closing (including, without limitation, benefits pursuant to qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, deferred compensation arrangements and equity-based and incentive compensation plans). For purposes of each Purchaser employee benefit plan providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Purchaser shall cause its employee benefit plans to (x) waive all pre-existing condition exclusions and limitations, waiting periods, evidence of insurability or good health and actively-at-work exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions, limitations or other conditions were waived or satisfied under a comparable plan of the Company or its Subsidiaries and (y) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements and like adjustments or limitations on coverage applicable to such employees and their covered dependents under the applicable employee benefit plan of Purchaser. The Surviving Corporation shall honor all employee benefit and other obligations to Employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence on the date hereof, all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof, in each case, to the extent the Surviving Company is legally required to do so.

6.9.          Expenses. Except as otherwise provided in Sections 8.5 and 6.5(d)(ii), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.10.        Indemnification; Directors’ and Officers’ Insurance. (a)  From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director or officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such Person is or was a director or officer of the Company or any Subsidiary of the Company, including with respect to the transactions contemplated by this Agreement or serve or served as a fiduciary under, or with respect to, any employee benefit plan at any time maintained by or contributed by the Company or any of its Subsidiaries. Despite the foregoing provisions of this Section 6.10(a), neither Purchaser nor the Surviving Corporation shall have any indemnity obligation pursuant to this Section 6.10(a) to the individuals listed in Section 6.10(a) of the Company Disclosure Letter to the extent arising out of the matters described in such Section of the Company Disclosure Letter.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, Action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, Action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Purchaser, promptly after statements therefore are received and otherwise advanced to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) the Surviving Corporation shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party; provided, however, that Purchaser and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c)           The Surviving Corporation shall maintain the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”), or Purchaser shall provide for equivalent directors’ and officers’ liability insurance covering the individuals who are covered by the D&O Insurance on the date hereof and providing benefits and levels of coverage that are no less favorable than those provided under the D&O Insurance, with respect to acts or omissions prior to the Effective Time for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid by the Company prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance or such insurance provided by Purchaser expires, is terminated or cancelled or is otherwise unavailable on such terms during such six year period, Purchaser and the Surviving Corporation will use their reasonable best efforts to obtain as much D&O Insurance with the best terms available as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided, further, that, in the alternative, the Surviving Corporation may purchase as of the Effective Time a tail policy with respect the D&O Insurance, which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than the coverage currently provided by the D&O Insurance.

(d)           If Purchaser or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

(e)           The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and the other Persons referred to in Section 6.10(f), their heirs and their representatives (other than those persons listed in Section 6.10(a) of the Company Disclosure Letter) and are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise. If any such Person is required to bring any Action to enforce rights or to collect monies due under this Agreement and is successful in such Action, the Surviving Corporation shall reimburse such Person for all of its expenses reasonably incurred in connection with bringing and pursuing such Action, including, without limitation, reasonable attorneys’ fees and costs.

(f)            Purchaser shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, for a period of not less than six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation existing in favor of a director, officer, employee, agent or employee benefit plan fiduciary of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled), as provided in (i) the certificates of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries or (ii) indemnification agreements (or Contracts which contain any such indemnification agreements) set forth on Section 6.10(f) of the Company Disclosure Letter, in each case, as in effect on the date hereof, and relating to actions or events through the Effective Time, it being understood that, for a period of six years after the Effective Time, the Charter and By-Laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of all such directors, officers, employees, agents and fiduciaries as are presently set forth in the certificate of incorporation or by-laws of the Company.

6.11.        Other Actions by the Company.

(a)           Rights. Prior to the Effective Time, the Board of Directors of the Company shall take all necessary action to amend the Rights Agreement to provide that Purchaser shall not be deemed an “Acquiring Person” and that the Rights will not separate from the Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

(b)           Takeover Statutes. The Company and the Board of Directors of the Company shall (i) take all action necessary to ensure that no state Takeover Statute or similar statue or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby and (ii) if any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c)           Section 16 Matters. The Board of Directors of the Company shall, prior to the Effective Time, take such reasonable actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) is to be exempted, (B) the number of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel for Purchaser for its review copies of such resolutions to be adopted by the Board of Directors of the Company prior to such adoption.

6.12.        No Additional Representations. Purchaser and Merger Sub acknowledge that each of them and their representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their representatives have deemed necessary or requested to review, and that each of them and their representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company; provided, however, that each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement that have been or are made in favor of such party, notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto. Except for the representations and warranties contained in Article V (as qualified by the Company Reports and the Company Disclosure Letter) and any closing certificate delivered by the Company, Purchaser and Merger Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including, without limitation, as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Purchaser or Merger Sub.

6.13.        Solvency Opinion. Purchaser shall use commercially reasonable efforts to deliver to the Company an opinion addressed to the Company’s Board of Directors of a reputable third party appraisal firm, dated as of the Closing Date, that, following consummation of the Merger and the other transactions contemplated hereby, the Company and its Subsidiaries will not (A) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (B) have unreasonably small capital with which to engage in its business or (C) have incurred debts beyond its ability to pay as they become due.

ARTICLE VII

Conditions

7.1.          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate of incorporation and by-laws (“Stockholder Approval”).

(b)           Anti-trust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated.

(c)           Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2.          Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. (i)  The representations and warranties of the Company set forth in Article V, other than Section 5.1(f)(i) (including the preamble thereto) (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (other than such qualifications and exceptions contained in Sections 5.1(e)(i) and in any of the “listing” representations)), shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(ii)           The representations and warranties of the Company set forth in Section 5.1(f)(i) (including the preamble thereto) shall be true and correct in all respects as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date).

(iii)          Purchaser shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in Sections 7.2(a)(i) and 7.2(a)(ii) have been satisfied.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the

Closing and complied in all material respects with all of its covenants under this Agreement through the Closing and Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

(d)           Financing. Either the Debt Financing described in the Debt Commitment Letter shall have been obtained by Purchaser and Merger Sub or the alternative debt financing referred to in Section 6.5(b)(iii) shall have been obtained by Purchaser and Merger Sub, it being understood that this condition shall be deemed satisfied in the event that Purchaser shall not have complied in all material respects with its obligations under Section 6.5(b)(iii).

(e)           Dissenting Shares. The total number of Dissenting Shares shall not exceed 12.5% of the issued and outstanding Shares.

7.3.          Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser to such effect.

(b)           Performance of Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing and complied in all material respects with all of its covenants under this Agreement through the Closing, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an executive officer of such party to such effect.

ARTICLE VIII

Termination

8.1.          Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Purchaser by action of their respective Boards of Directors.

8.2.          Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated by the 180th day after the date hereof, whether such date is before or after the date of the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

8.3.          Termination by the Company. (a)      This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to the time of adoption of this Agreement at the Stockholders Meeting if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Purchaser does not make, within the Waiting Period, an offer that the Board of Directors of the Company determines, in good faith after consultation with its Financial Advisor, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until the Waiting Period has expired and (y) to notify Purchaser promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

(b)           This Agreement may also be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Purchaser.

8.4.          Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Purchaser if (a) the Board of Directors of the Company or any committee thereof shall have made a Change of Recommendation, or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Purchaser to the Company.

8.5.          Effect of Termination and Abandonment. (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)           If this Agreement is terminated by (i) the Company pursuant to Section 8.3(a) or (ii) Purchaser pursuant to Section 8.4(a), then the Company shall, upon the date of such termination, pay Purchaser a cash fee equal to $15,000,000 less the Expense Reimbursement, if any, paid to Purchaser pursuant to Section 8.5(d) (the “Termination Fee”). If after the date hereof (x) any Person shall have communicated to the Company or publicly announced an Acquisition Proposal and (y) the Company’s Board of Directors has publicly taken a neutral position or no position with respect to such Acquisition Proposal (unless on or prior to the earlier of the opening of business on the 16th business day after the date on which such Acquisition Proposal was originally communicated to the Company’s Board of Directors (through public announcement or otherwise) and the business day immediately preceding the date of the Stockholders Meeting (the “Neutral Period”)), the Company’s Board of Directors determines to recommend against such Acquisition Proposal and, to the extent such Acquisition Proposal has been made public, the Company’s Board of Directors has publicly announced its determination to recommend against such Acquisition Proposal (it being understood that to the extent such Acquisition Proposal is materially modified and there are less than 5 business days remaining in the Neutral Period such period shall be extended so that the period shall run for no less than a complete 5 business days from the date of such material modification)) and (z) thereafter this Agreement is terminated by Purchaser or the Company pursuant to Section 8.2(b), then the Company shall, upon the date of such termination, pay Purchaser the Termination Fee. Any Termination Fee that becomes payable pursuant to this Section 8.5(b) shall be paid not later than the earlier of the termination of this Agreement and immediately prior to the time and date on which the Company enters into an agreement with respect to an Alternate Acquisition Proposal payable by wire transfer of same day funds.

(c)           If after the date hereof a bona fide Acquisition Proposal shall have been communicated to the Company or publicly announced, or any Person shall have communicated to the Company or publicly announced, that, subject to the Merger being disapproved by the Company’s stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal, and thereafter this Agreement is terminated by Purchaser pursuant to Section 8.2(a) or (b) or Section 8.4(b) and a fee has not been paid in respect of Section 8.5(b) above, and concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal with the Person who made such communication to the Company or public announcement, or an Acquisition Proposal with the Person who made such communication to the Company or public announcement shall be consummated, then the Company shall prior to the earlier of agreeing to such Acquisition Proposal or consummating such Acquisition Proposal, pay the Termination Fee; provided, however, that, (x) the Termination Fee shall only become payable to Purchaser under this Section 8.5(c) in connection with a termination pursuant to Section 8.4(b) in the event that Purchaser’s termination of this Agreement pursuant to Section 8.4(b) was a result of a willful or intentional breach of any representation, warranty, covenant or agreement made by the Company in this Agreement committed after the date on which such bona fide Acquisition Proposal shall have been communicated to the Company or publicly announced, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and (y) no Termination Fee shall be payable under this Section 8.5(c) in connection with a termination pursuant to Section 8.2(a) if, on or prior to the time of such termination, all of the conditions to Purchaser’s obligations set forth in Sections 7.1 and 7.2 were satisfied, other than the condition set forth in Section 7.2(d). All payments under this Section 8.5(c) shall be made by wire transfer of same day funds.

(d)           If this Agreement is terminated pursuant to Section 8.2(b), then the Company shall, on the date that this Agreement is terminated pay Purchaser (or any Affiliate or Affiliates of Purchaser as Purchaser may designate) all of the reasonable and documented out-of-pocket third party charges and expenses actually incurred by Purchaser or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $4,000,000 (the “Expense Reimbursement”), payable by wire transfer of same day funds; provided, however, that the Expense Reimbursement provided for in this Section 8.5(d) shall not become payable to Purchaser if Purchaser or Merger Sub have breached their respective representations, warranties, covenants or agreements under this Agreement in any manner that shall have proximately caused the failure to obtain the Stockholder Approval.

(e)           The Company acknowledges that the agreements contained in Sections 8.5(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement. If the Company fails to pay promptly any amount due pursuant to Section 8.5(b), (c) or (d), and to obtain such payments, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (e), the Company shall pay to Purchaser or Merger Sub their respective costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. If the Company pays amounts due under Section 8.5(b), (c) or (d), such payment shall be Purchaser’s and Merger Sub’s sole and exclusive remedy for monetary damages with respect to a termination of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.          Survival. This Article IX and the agreements of the Company, Purchaser and Merger Sub contained in Article IV (Effect of the Merger on Capital Stock; Exchange of Certificates), Section 6.8 (Employee Benefits and Compensation), Section 6.9 (Expenses) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Purchaser and Merger Sub contained in Section 6.9 (Expenses), Section 6.12 (No Additional

Representations) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.          Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

9.3.          Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws, to include (a) extending the time for the performance of any of the obligations or other acts of the other parties, (b) waiving any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 9.2, waiving compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4.          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a)THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of (i) the courts of the State of Delaware and (ii) (only for actions that cannot be maintained in the courts of the State of Delaware), the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such

Action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6.          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Purchaser or Merger Sub:

CorpSource Holdings, LLC
c/o Apollo Management, L.P.
9 West 57th Street
New York, New York 10019
Attention: Marc Becker
Fax: (212) 515-3263

with a copy to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attention: Adam K. Weinstein, Esq.
Fax: (212) 872-1002

SOURCECORP, Incorporated
3232 McKinney Avenue, Suite 1000
Dallas, Texas 75204
Attention: General Counsel
Fax: (214) 740-6589

with, at all times prior to the Effective Time, a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention:	John M. Reiss, Esq.
Gregory Pryor, Esq.
Fax: (212) 354-8113

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.          Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated December 14, 2005 between an Affiliate of Purchaser and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.          No Third Party Beneficiaries. Except as provided in Section 4.2 (Exchange of Certificates), Section 4.3 (Treatment of Stock Plans) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) only, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

9.9.          Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Company when due, and, from and after the Closing Date, the Company will indemnify Purchaser and Merger Sub against liability for any such Taxes and

Purchaser and Merger Sub shall cooperate with the Company in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

9.11.        Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Purchaser, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Annex B or Annex C, as applicable, without inquiry.

9.12.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13.        Interpretation; Construction. (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Any item disclosed in a section of the Company Disclosure Letter shall be deemed disclosed in all other sections of the Company Disclosure Letter and shall qualify the representations and warranties contained in Section 5.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References in this Agreement to the “date hereof” mean the date of this Agreement as indicated in the Preamble.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.        Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, that Purchaser may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

9.15.        Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 8.5(d).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

SOURCECORP, Incorporated

By	/s/ Thomas C. Walker
Name: Thomas C. Walker
Title: Chairman

CorpSource Holdings, LLC

By	/s/ Marc Becker
Name: Marc Becker
Title: President

CorpSource MergerSub, Inc.

By	/s/ Marc Becker
Name: Marc Becker
Title: President

ANNEX A

DEFINED TERMS

Terms	Section

Action	5.1(g)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Antitrust Authority	6.5(d)(i)
Antitrust Laws	6.5(d)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bridge Financing	5.2(d)(i)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(iii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Costs	6.10(a)
Current Premium	6.10(c)
Debt Commitment Letter	5.2(d)(i)
Debt Financing	5.2(d)(i)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
D&O Insurance	6.10(c)
Effective Time	1.3

Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
Equity Commitment Letter	5.2(d)(i)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(iii)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Expense Reimbursement	8.5(d)
Financial Advisor	6.2(a)(ii)
Financing	5.2(d)(i)
Financing Commitments	5.2(d)(i)
GAAP	5.1(e)(iv)
Government Contracts	5.1(j)(iii)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
High Yield Financing	5.2(d)(i)
HSR Act	5.1(d)(i)
Indemnified Parties	6.10(a)
Intellectual Property	5.1(p)(iv)
IT Assets	5.1(p)(iv)
Laws	5.1(i)
Lehman	5.1(c)(ii)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(N)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(i)
Neutral Period	8.5(b)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.5(a)
Purchaser	Preamble
Purchaser Material Adverse Effect	5.1(a)
Registered	5.1(p)(iv)
Representatives	6.2(a)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
SEC	5.1(e)(i)

Securities Act	5.1(e)(i)
Share	4.1(a)
Stock Plans	5.1(b)(i)
Stockholder Approval	7.1(a)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Termination Fee	8.5(b)
Title IV Plan	5.1(h)(iv)
Trade Secrets	5.1(p)(v)
Waiting Period	6.2(a)(ii)
Warrant	5.1(b)(i)
Warrant Agreements	5.1(b)(i)